EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

MIDLAND STATES BANCORP, INC.

MIDLAND STATES ACQUISITION, INC.

AND

WATERLOO BANCSHARES, INC.

NOVEMBER 13, 2008

i

Exhibits*

Exhibit A	Form of Voting Agreement

Schedules*

Schedule 4.1	Waterloo Organization
Schedule 4.2	Waterloo Subsidiary Organization
Schedule 4.4	No Conflict
Schedule 4.5	Waterloo Capitalization
Schedule 4.6	Waterloo Subsidiary Capitalization
Schedule 4.6(i)	Investment Securities
Schedule 4.7	Waterloo Financial Statements and Call Reports; Regulatory Filings
Schedule 4.9	Title to Properties
Schedule 4.10	Condition and Sufficiency of Assets
Schedule 4.11	Loans; Loan Loss Reserve
Schedule 4.12	Undisclosed Liabilities; Adverse Changes
Schedule 4.13	Taxes
Schedule 4.15	Employee Benefits
Schedule 4.16	Compliance with Legal Requirements
Schedule 4.17	Legal Proceedings; Orders
Schedule 4.18	Absence of Certain Changes and Events
Schedule 4.19	Properties and Contracts
Schedule 4.20	No Defaults
Schedule 4.21	Insurance
Schedule 4.22	Compliance with Environmental Laws
Schedule 4.25	Insider interests
Schedule 4.26	Brokerage Commissions
Schedule 4.27	Change of Control and other Payments

*  Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities and Exchange Act of 1934, as amended. The Company agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon request.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 2008, among Midland States Bancorp, Inc., a Delaware corporation (“Midland States”), Midland States Acquisition, Inc., an Illinois corporation (“Acquisition Co.”) and Waterloo Bancshares, Inc., an Illinois corporation (“Waterloo”).

RECITALS

A             The Boards of Directors of Waterloo, Midland States and Acquisition Co. have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for herein in which Waterloo and Acquisition Co. will affiliate in a merger transaction (the “Merger”) whereby Acquisition Co., a newly formed and wholly owned subsidiary of Midland States shall merge with and into Waterloo under applicable law and Waterloo shall be the surviving corporation (the “Surviving Corporation”).

B             The Boards of Directors of Waterloo, Midland States and Acquisition Co. have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.

C.            Pursuant to the terms of this Agreement, each outstanding share of the common stock of Waterloo, $25.00 par value per share (“Waterloo Common Stock”), shall be converted at the Effective Time (as hereinafter defined) of the Merger into the right to receive cash in an amount equal to $8,550,000 subject to any adjustment provided for in ARTICLE 3 hereof divided by the total number of issued and outstanding shares of Waterloo Common Stock on the Closing Date, in the manner set forth in this Agreement.

D.            Concurrently with, or at a time after the Closing Date determined by Midland States in its sole discretion, Commercial State Bank of Waterloo, an Illinois state bank and the 100% owned subsidiary of Waterloo (“Waterloo Bank”), shall be merged with and into Midland States Bank, an Illinois state bank and the 100% owned subsidiary of Midland States (“Midland States Bank”).

E.             The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

In consideration of the foregoing, premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)           “Acquisition Transaction” means, with respect to Waterloo any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with either Waterloo or any Waterloo Subsidiary (ii) a purchase, lease or other acquisition of all or substantially all the assets of Waterloo of such Person; (iii) a purchase or other acquisition of “beneficial ownership” by any Person that would cause such person or group to become the beneficial owner of securities representing a majority or more, of the voting power of Waterloo; (iv) a tender or exchange offer to acquire securities representing a majority or more of the voting power of Waterloo; (v) a proxy or consent solicitation made to shareholders of Waterloo seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of Waterloo; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Waterloo or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

(b)           “Affiliate” means with respect to:

(i)            a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)           a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(c)           “Bank Merger” means the merger of Waterloo Bank with and into, and under the charter of, Midland States Bank.

(d)           “Business Day” means any day on which Midland States Bank is open for business other than a Saturday, Sunday or a legal holiday.

(e)           “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.

(f)            “Certificates” means the stock certificates representing shares of Waterloo Common Stock (as defined herein).

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger; (iii) the performance by Midland States, Acquisition Co. and Waterloo of their respective covenants and obligations under this Agreement; and (iv) Midland States’ payment of cash in exchange for shares of Waterloo Common Stock.

(i)            “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(j)            “CRA” means the Community Reinvestment Act, as amended.

(k)           “Division” means the Illinois Division of Banking.

(l)            “DGCL” means the Delaware General Corporate Law, as amended.

(m)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)           “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and any former spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other individual who resides with such individual.

(o)           “FDIC” means the Federal Deposit Insurance Corporation.

(p)           “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(q)           “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(r)            “Illinois BCA” means the Illinois Business Corporation Act, as amended.

(s)           “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the executive officers of Midland States, or Waterloo, or their respective subsidiaries, as the context requires.

(t)            “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(u)           “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party or any of its Subsidiaries, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) changes in Legal Requirements generally affecting the banking and bank holding company businesses and the interpretation of such Legal Requirements by courts or governmental authorities, (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, not specifically related to Waterloo or Midland States or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the Contemplated Transactions, (E) the announcement of this Agreement and the Contemplated Transactions, and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.

(v)           “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(w)          “Midland States Subsidiary” means any Subsidiary of Midland States, including Acquisition Co. and Midland States Bank.

(x)            “Midland States Transactional Expenses” means all transaction costs of Midland States necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Midland States in connection with this Agreement and the Contemplated Transactions, Midland States’ costs of obtaining financing and all other nonpayroll related costs and expenses in each case incurred or to be incurred by Midland States through the Effective Time in connection with this Agreement and the Contemplated Transactions, excluding, however, all payments and expenses associated with the acceleration of payment of compensation (including severance benefits, allocation and vesting under any employee stock ownership plan, stock option plans, retention plans, deferred compensation agreements or any other similar benefit plans of Midland States).

(y)           “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(z)            “Ordinary Course of Business” means any action taken by a Person only if such action:

(i)            is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)           is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)          is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(aa)         “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(bb)         “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(cc)         “Purchase Price” means $8,550,000.

(dd)         “Regulatory Authority” means any foreign, federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Waterloo, Midland States, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the FDIC, and the Division.

(ee)         “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(ff)           “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

(gg)         “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount

(including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(hh)         “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(ii)           “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

(jj)           “Treasury Regulations” means the regulations promulgated under the Code from time to time.

(kk)         “Waterloo Subsidiary” means any Subsidiary of Waterloo, including but not limited to Waterloo Bank.

(ll)           “Waterloo Transactional Expenses” means all transaction costs of Waterloo necessary to consummate the Contemplated Transactions, including the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Waterloo in connection with this Agreement and the Contemplated Transactions, and all other non-payroll related costs and expenses in each case incurred or to be incurred by Waterloo through the Effective Time in connection with this Agreement and the Contemplated Transactions.

Section 1.2            Principles of Construction.

(a)           In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Standard Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)           The schedules of Waterloo referred to in this Agreement (the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on call other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP, provided that the parties acknowledge that the financial statements of Waterloo and Waterloo Bank are not prepared in accordance with GAAP.

(d)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2
THE MERGER

Section 2.1            The Merger. At the Effective Time (as defined below), provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Illinois BCA, Acquisition Co. shall be merged with and into Waterloo pursuant to the provisions of, and with the effects provided in, the Illinois BCA, the separate corporate existence of Acquisition Co. shall cease and Waterloo will be the Surviving Corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Midland States. As a result of the Merger, at the Effective Time, each share of Waterloo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash as provided in Section 3.2.

Section 2.2            Effective Time; Closing.

(a)           Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur at a place and in a manner (including by mail) that is mutually acceptable to Midland States and

Waterloo, or if they fail to agree, at the offices of Polsinelli Shalton Flanigan Suelthaus PC, located at 100 S. Fourth Street, Suite 1100, St Louis, MO, 63102, at 10:00 a.m. on the date that is two (2) Business Days after the latest to occur of (i) either the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions or the expiration of all statutory waiting periods relating to such regulatory approvals; and (ii) the receipt of all required shareholder approvals, or at such other time and place as Waterloo and Midland States may agree (the “Closing Date”). Subject to the provisions of ARTICLE 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)           The parties hereto agree to file on the Closing Date appropriate articles of merger with the Secretary of State of the State of Illinois, as contemplated by Section 805 ILCS 5/11.25 of the Illinois BCA. The Merger shall be effective upon the close of business on the day that such articles of merger have been duly filed with and accepted by the Secretary of State of the State of Illinois (the “Effective Time”).

Section 2.3            Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 805 ILCS 5/11.50 of the Illinois BCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Waterloo and Acquisition Co. shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Waterloo and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4            Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquisition Co. immediately prior to the Merger.

Section 2.5            By-laws. At the Effective Time, the By-laws of the Surviving Corporation shall be the Bylaws of Acquisition Co. immediately prior to the Merger.

Section 2.6            Directors and Officers. At the Effective Time, the directors and executive officers of the Surviving Corporation, including committees of the board of directors, shall be the directors and executive officers of Acquisition Co. immediately prior to the Merger.

Section 2.7            Midland States Deliveries at Closing. At the Closing, Midland States shall deliver or cause to be delivered the following items to Waterloo:

(a)           evidence of the delivery by Midland States or its agents to the Exchange Agent (as defined below) of an amount of cash equal to the Adjusted Purchase Price, as defined in ARTICLE 3;

(b)           a certificate of good standing for Midland States issued by the Secretary of State of the State of Delaware and dated not more than ten (10) Business Days prior to the Closing Date;

(c)           copies of resolutions of the board of directors of Midland States authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Midland States;

(d)           a certificate of good standing for Acquisition Co. issued by the Secretary of State of the State of Illinois and dated not more than ten (10) Business Days prior to the Closing Date;

(e)           a copy of the articles of incorporation of Acquisition Co., certified not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(f)            copies of resolutions of the board of directors and sole shareholder of Acquisition Co. authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquisition Co.;

(g)           a certificate executed by Midland States dated the Closing Date stating that:  all of the representations and warranties of Midland States set forth in this Agreement are true and correct in all material respects and with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of Knowledge, such representations and warranties shall be true and correct in all material respects; and (ii) Midland States has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Midland States shall have performed and complied in all respects with such covenants and obligations; and in no event shall a breach of any representation or warranty be deemed to make any such representation or warranty untrue unless such breach would affect Midland States’ ability to consummate the Contemplated Transactions (excluding the Bank Merger) and pay the Merger Consideration to Waterloo’s shareholders substantially in the manner set forth herein.

(h)           such other documents as Waterloo may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Waterloo and its counsel. The parties agree that the failure of Midland States to deliver the closing deliveries listed above shall be a breach hereunder and that Waterloo’s sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of Midland States) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.8            Waterloo’s Deliveries at Closing. At the Closing, Waterloo shall deliver the following items to Midland States:

(a)           a certificate of good standing for Waterloo issued by the Secretary of State of the State Illinois and dated not more than ten (10) Business Days prior to the Closing Date;

(b)           a copy of the articles of incorporation of Waterloo certified not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c)           a certificate of the Secretary or any Assistant Secretary of Waterloo dated the Closing Date certifying a copy of the by-laws of Waterloo and stating that there have been no further amendments to the articles of incorporation of Waterloo delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(d)           copies of resolutions of the board of directors and shareholders of Waterloo authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Waterloo;

(e)           a certificate of good standing for Waterloo Bank issued by the Division and dated not more than ten (10) Business Days prior to the Closing Date;

(f)            a copy of the charter of Waterloo Bank, certified by the Division and dated not more than ten (10) Business Days prior to the Closing Date;

(g)           a certificate of the Secretary or any Assistant Secretary of Waterloo Bank dated the Closing Date certifying a copy of the by-laws of Waterloo and stating that there have been no further amendments to the charter of Waterloo Bank delivered pursuant to the immediately preceding paragraph of this Section 2.8;

(h)           a certificate executed by Waterloo dated the Closing Date stating that:  (i) all of the representations and warranties of Waterloo and any Waterloo Subsidiary set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all material respects; and (ii) Waterloo has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Waterloo shall have performed and complied in all respects with such covenants and obligations;

(i)            a list of all record holders of Waterloo Common Stock as of the Closing Date, setting forth the number of shares held by such shareholder, the certificate number(s) of the stock certificates issued to such shareholder and a list of all Persons as of the Closing Date who, to the Knowledge of Waterloo, have the right at any time to acquire shares of Waterloo Common Stock, certified in each case by the Secretary or any Assistant Secretary of Waterloo;

(j)            a list of Waterloo shareholders that have notified Waterloo in writing (and have not withdrawn such notice) of their intent to exercise their right to dissent to the Merger as of the Business Day immediately preceding the Closing Date, setting forth the name of such shareholders, the number of shares held by such shareholders (“Dissenting Shares”) and the certificate number(s) representing the shares of Waterloo Common Stock held by such shareholders;

(k)           such other documents as Midland States may reasonably request; including documentation evidencing the proper termination of the Waterloo Benefit Plans as required herein prior to the Closing Date;

(l)            resignations in a form reasonably acceptable to Midland States, of each director and officer of Waterloo and each Waterloo Subsidiary from each position held at such entities and from any fiduciary position with respect to such entities or any employee benefit thereof.

All of such items shall be reasonably satisfactory in form and substance to Midland States and its counsel. The parties agree that the failure of Waterloo to deliver the closing deliveries listed above shall be a breach hereunder and that Midland States’ sole remedy in the event of such failure to deliver (so long as such failure to deliver is not based upon the willful misconduct of Waterloo) shall be to terminate this Agreement in accordance with the provisions of Section 11.1.

Section 2.9            Bank Merger. The parties understand that it is the present intention of Midland States at or after the Effective Time to affect the Bank Merger. Midland States and Waterloo agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The name of the resulting bank will be “Midland States Bank.” In furtherance of such agreement, each of Midland States and Waterloo agrees:

(a)           respectively, to call a meeting of the board of directors of Midland States Bank and Waterloo Bank and to use good faith best efforts to obtain approval of the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)           respectively, to vote the shares of stock of Midland States Bank and Waterloo Bank owned by them in favor of the Bank Merger; and

(c)           to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for similar types of affiliated bank merger transactions. Notwithstanding anything contained in this Agreement to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of Midland States’ or Waterloo’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of Waterloo, Waterloo Bank, Midland States or Midland States Bank prior to the Effective Time.

Section 2.10         Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Midland States nor Waterloo by reason of this Agreement shall be deemed (until consummation of the Contemplated

Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER

Section 3.1            Additional Definitions. In addition to those terms defined throughout this Agreement, for purposes of this ARTICLE 3, the following terms shall have the following meanings:

(a)           “Adjusted Purchase Price” shall mean the Purchase Price (i) plus the Corporate Securities Adjustment (as defined below); (ii) minus any payment listed on, or required to be listed on, Schedule 4.26; (iii) minus any payment listed on, or required to be listed on, Schedule 4.27 multiplied by .613; minus any adjustment required by Section 6.15.

(i)            “Corporate Securities Adjustment” shall mean an amount equal to the product of (1) the difference between (x) the net proceeds received from any sales of any securities listed on Schedule 4.6(i) effected by Waterloo or any Waterloo Subsidiary between September 30, 2008 and the Closing Date and (y) the value of such securities as carried on the Books of Waterloo or any Waterloo Subsidiary as of September 30, 2008; multiplied by (2) .613; provided, however, that Waterloo and Waterloo Bank are expressly permitted to make such reasonable arrangements as they desire to cause all or part of the investment securities listed on the books of Waterloo Bank as of September 30, 2008 to be distributed out of Waterloo Bank and Waterloo for the benefit of the shareholders of Waterloo, in which case the calculation of the Corporate Securities Adjustment shall be adjusted to reflect such distributions with any distributed securities valued at the September 30, 2008 carrying value and shall not exceed $2.6 million.

Section 3.2            Manner of Merger. Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of Acquisition Co. or Waterloo or the holder of any Waterloo Common Stock or any other Person:

(a)           Each share of Acquisition Co. stock shall remain a (1) validly issued, fully paid and non assessable, share of stock of the Surviving Corporation.

(b)           Each share of Waterloo Common Stock issued and outstanding immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive cash, without interest (the “Merger Consideration”), in an amount equal to the quotient of (A) the Adjusted Purchase Price, divided by (B) the total number of shares of Waterloo Common Stock which are deemed to be issued and outstanding as of the Effective Date (the “Outstanding Shares”).

(c)           After the Effective Time, no holder of Waterloo Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Waterloo Common Stock except to receive cash.

Section 3.3            Exchange Procedures.

(a)           The parties shall mutually select a Person to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of Certificates in exchange for the Merger Consideration and, as applicable, cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to Waterloo and Midland States (the “Exchange Agent Agreement”).

(b)           On a date within two (2) Business Days after the Closing (the “Mailing Date”), the Exchange Agent shall mail to each holder of Waterloo Common Stock a form of transmittal letter (the “Transmittal Letter”), providing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration and specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only after the Closing, only upon delivery of Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to Midland States). Upon proper surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Certificates shall be entitled to receive after the Closing and in exchange therefor, a check representing the amount of Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE 3.

(c)           Midland States shall deposit with the Exchange Agent for the benefit of holders of Certificates an amount equal to the Merger Consideration (the “Exchange Fund”). The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of Waterloo Common Stock pursuant to the terms of the Exchange Agent Agreement.  All fees, costs and expenses of the Exchange Agent shall be borne solely by Midland States.

(d)           Within forty-five (45) days after the Effective Time, Midland States shall cause the Exchange Agent to send to each holder of record of Waterloo Common Stock immediately prior to the Effective Time who has not previously submitted his, her or its Certificates an additional Letter of Transmittal for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for the Merger Consideration.

(e)           Prior to the Mailing Date, Waterloo shall deliver to the Exchange Agent a certified copy of a list of its shareholders including the name and last known mailing address of the shareholder. Immediately prior to the Closing, there shall be no further registration or transfers on the stock transfer books of Waterloo of the outstanding shares of Waterloo Common Stock. If, after the Closing, Certificates are presented to the Exchange Agent or Midland States, they shall be canceled and converted into the right to receive the Merger Consideration pursuant to this ARTICLE 3.

Section 3.4            INTENTIONALLY OMITTED.

Section 3.5            Shareholder Representative.

(a)           The parties agree that Mr. Todd Quernheim is hereby appointed as the joint representative for and on behalf of the shareholders of Waterloo (such Persons, and any other Person duly appointed pursuant to this Agreement, serving as such a representative, the “Shareholder Representative”) to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the terms of this Agreement upon and after the Closing Date. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not be entitled to receive any compensation for his or her services except as otherwise set forth in this Section 3.5. Notices of communications to or from the Shareholder Representative shall constitute notice to or from each of the shareholders of Waterloo. If any Person serving as the Shareholder Representative is no longer able or willing to serve as the Shareholder Representative, a new Shareholder Representative may be chosen by the holders of a majority of the shares of Waterloo Common Stock.

(b)           Reasonable and necessary fees and expenses incurred by the Shareholder Representative, in its capacity as Shareholder Representative, after the Closing Date shall be reimbursed to the Shareholder Representative by Midland States promptly upon receipt of appropriate documentation of such fees and expenses.

(c)           The Shareholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The shareholders of Waterloo shall jointly and severally indemnify the Shareholder Representative and hold him or her harmless against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct and arising out of or in connection with the acceptance or administration of his or her duties. The Shareholder Representative may consult with legal counsel and other necessary experts to advise it with respect to its rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted or omitted in good faith in accordance with the advice of such counsel or experts. Notwithstanding anything set forth in this subparagraph (c) and in subparagraph (b) above, Midland States shall only be liable for fees and expenses of one legal counsel and one tax expert.

(d)           Any decision, act, consent or instruction of the Shareholder Representative after the Effective Time in the scope of the Shareholder Representative’s authority as provided in the first sentence of Section 3.5(a) shall constitute a decision of all shareholders of Waterloo and shall be final, binding and conclusive upon every shareholder of Waterloo, and Midland States and the Surviving Corporation may rely upon any decision, act, consent or instruction (in each case whether given orally or in writing) of the Shareholder Representative.

(e)           The adoption of this Agreement and the approval of the Merger and the Contemplated Transactions by the shareholders of Waterloo shall constitute approval and ratification by such Persons of:  (i) this Agreement and all of the arrangements relating thereto; (ii) the appointment of the Shareholder Representative pursuant to this Agreement; and (iii) the performance of all duties described in this Agreement by the Shareholder Representative on their behalf.

(f)            The provisions of this Section 3.5 are intended to be for the benefit of and shall be enforceable by the Shareholder Representative and Midland States.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF WATERLOO

Waterloo hereby represents and warrants to Midland States and Acquisition Co. as follows:

Section 4.1            Waterloo Organization. Waterloo:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction set forth on Schedule 4.1 in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Waterloo, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and by-laws of Waterloo and all amendments thereto included in Schedule 4.1 are complete and correct.

Section 4.2            Waterloo Subsidiary Organization. Waterloo Bank is an Illinois state bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Waterloo Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the charter (or similar organizational documents) and by-laws of each Waterloo Bank’s Subsidiary and all amendments thereto included in Schedule 4.2 are complete and correct.

Section 4.3            Authorization; Enforceability.

(a)           Waterloo has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Waterloo, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of Waterloo enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Waterloo or any Waterloo Subsidiary:  (i) prohibits or restricts Waterloo’s ability (or the ability of Waterloo) to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Waterloo to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Waterloo has unanimously approved the execution of, and performance by Waterloo of its obligations under, this Agreement and has resolved to recommend the approval of the Merger by its shareholders.

Section 4.4            No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or by-laws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, Waterloo or any Waterloo Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Waterloo or any Waterloo Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, and the laws of the State of Illinois (the “Illinois Statutes”), including the Illinois Banking Act (the “Illinois Banking Act”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Waterloo or any Waterloo Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Waterloo or any Waterloo Subsidiary. Except for the approvals set forth on Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither Waterloo nor any Waterloo Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5            Waterloo Capitalization.

(a)           The authorized capital stock of Waterloo currently consists of 50,000 authorized shares of Waterloo Common Stock, par value $25.00 per share, of which, on the date of this Agreement, (1) 17,730 shares are duly issued and outstanding, fully paid and non-assessable, (2) 270 shares are held in the treasury of Waterloo and (3) no shares have been issued as restricted stock pursuant to a restricted stock plan or similar plan. There are no other equity or capital securities of any kind whatsoever authorized, issued or outstanding.

(b)           None of the shares of Waterloo Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. None of the shares of Waterloo Common Stock were issued in violation of any pre-emptive rights, contractual or otherwise. To the Knowledge of Waterloo and except as disclosed in this Agreement or as set forth on Schedule 4.5, none of the shares of authorized capital stock of Waterloo are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth on Schedule 4.5, (x) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Waterloo or any Waterloo Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Waterloo or any Waterloo Subsidiary, and (y) Waterloo is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Waterloo. Since December 31, 2007, except as disclosed in or permitted by this Agreement, or as provided on Schedule 4.5, no shares of Waterloo Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Waterloo or any Waterloo Subsidiary. No dividends or other distributions payable in any equity securities of Waterloo or any Waterloo. Subsidiary have been declared but not yet paid, set aside, made or paid to the shareholders of Waterloo.

(c)           Except as listed on Schedule 4.5, Waterloo does not own any shares of capital stock or other form of securities of any third party (excluding securities held by Waterloo Bank and covered by Section 4.6 below).

Section 4.6            Waterloo Subsidiary Capitalization. The authorized capital stock of Waterloo Bank consists, and immediately prior to the Effective Time will consist, exclusively of 18,000 shares of capital stock, $25.00 par value per share (the “Waterloo Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.6 Waterloo is, and will be on the Closing Date, the record and beneficial owner of 100% of the Waterloo Bank Shares and all of the issued and outstanding shares of capital stock of each other Waterloo Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Schedule 4.6, the Waterloo Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Waterloo Subsidiary, except for such rights held exclusively by Waterloo or as set forth on Schedule 4.6. There are no outstanding securities of any Waterloo Subsidiary that are convertible into or exchangeable for any shares of such Waterloo Subsidiary’s capital stock, except for such rights held exclusively by Waterloo or as set forth on Schedule 4.6, and no Waterloo Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Waterloo Subsidiary. Neither Waterloo nor any Waterloo Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Waterloo or as set forth on Schedule 4.6. Schedule 4.6(i) contains a complete and accurate list of the investment securities owned by Waterloo and any Waterloo Subsidiary, together with the value of each such security listed on the Books of Waterloo Bank as of September 30, 2008. Other than in a fiduciary capacity for the account of third parties, neither Waterloo nor Waterloo Bank owns any shares of capital stock or other form of securities other than the securities listed on Schedule 4.6(i).

Section 4.7            Waterloo Financial Statements and Reports; Regulatory Filings.

(a)           True, correct and complete copies of the following financial statements and reports are included in Schedule 4.7:  (i) balance sheets and for Waterloo as of September 30, 2008, December 31, 2007 and 2006, and the related statement of income of Waterloo for the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006; (ii) balance sheets for Waterloo Bank as of September 30, 2008, December 31, 2007 and 2006, and the related consolidated statements of income of Waterloo Bank for the nine months ended

September 30, 2008 and the years ended December 31, 2007 and 2006; and (iii) Call Reports for Waterloo Bank as of the close of business on December 31, 2007 and 2006, and September 30, 2008.

(b)           Except as set forth on Schedule 4.7, the financial statements and reports described in clause (a) above have been prepared in conformity with regulatory accounting standards, are consistent with past accounting practices, comply in all material respects with all applicable Legal Requirements and fairly present the financial condition and results of operations of Waterloo and Waterloo Bank at the dates and for the periods presented. Taken together, such financial statements and reports described in clause (a) above (collectively, the “Waterloo Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Waterloo and Waterloo Bank at the respective dates of and for the periods referred to in the Waterloo Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Waterloo Financial Statements.

(c)           Waterloo and each Waterloo Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve Board, the Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents (x) complied as to form with the requirements of applicable Legal Requirements; and (y) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date of this Agreement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 4.8            Books and Records. The books of account, minute books, stock record books and other records of Waterloo and each Waterloo Subsidiary are complete and correct in all respects and have been maintained in accordance with Waterloo’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Waterloo and each Waterloo Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Waterloo.

Section 4.9            Title to Properties. Waterloo and each Waterloo Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Waterloo Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Waterloo Financial Statements; (c) pledges of liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to advances from the Federal Home Loan Bank of Chicago or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9, Waterloo and each Waterloo Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by Waterloo and each Waterloo Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10         Condition and Sufficiency of Assets. The buildings, structures and equipment owned or used by Waterloo and each Waterloo Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except as set forth on Schedule 4.10, to the Knowledge of Waterloo, the real property, buildings, structures and equipment owned or leased by Waterloo and each Waterloo Subsidiary are in compliance with all state and local building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that Waterloo or any Waterloo Subsidiary purport to own or lease are sufficient for the continued conduct of the business of Waterloo and each Waterloo Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11         Loans; Loan Loss Reserve. All loans and loan commitments extended by Waterloo Bank and any extensions, renewals or continuations of such loans and loan commitments (the “Waterloo Loans”) are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to Waterloo Bank enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.11, all such Waterloo Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and Waterloo has complied, and at the Closing will have complied, with all Legal Requirements relating to such Waterloo Loans. The allowance for loan and lease losses of Waterloo is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off. To the Knowledge of Waterloo, none of the Waterloo Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of Waterloo’s consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above); and all uncollectible loans have been charged off.

Section 4.12         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.12, neither Waterloo nor any Waterloo Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Waterloo Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Waterloo Financial Statement, except as set forth on Schedule 4.12, there has not been any change in the business, operations, properties, assets or condition of Waterloo or any Waterloo Subsidiary, and, to the Knowledge of Waterloo, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Waterloo on a consolidated basis.

Section 4.13         Taxes.

(a)           Waterloo and each Waterloo Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and correct in all material respects and was prepared and filed in substantial compliance with all applicable Legal Requirements. Neither Waterloo nor any Waterloo Subsidiary is delinquent in the payment of any Tax. Except as otherwise provided on Schedule 4.13, Waterloo and each Waterloo Subsidiary has paid, or made adequate provision in a reserve for Tax liability set forth on the face of the balance sheet for Waterloo Bank as of September 30, 2008, for the payment in full of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) imposed or to be imposed upon, or accrued or to be accrued by, or claimed by any Regulatory Authority to be owed by, Waterloo or any Waterloo Subsidiary (or any successor to Waterloo or a Waterloo Subsidiary, in its capacity as successor) for all Tax periods ended on or prior to the Closing Date and the portion through the end of the Closing Date for any Tax period that includes but does not end on the Closing Date (collectively, the “Pre-Closing Tax Period”). In the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts that relates to the Pre-Closing Tax Period portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes that relates to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period portion of the Straddle Period and the denominator of which is the number of days in the Straddle Period. There is no claim or assessment pending or, to the Knowledge of Waterloo, Threatened against Waterloo or any Waterloo Subsidiary for any Taxes owed by any of them. Except as set forth on Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by Waterloo or any Waterloo Subsidiary is presently being conducted or, to the Knowledge of Waterloo, Threatened by any Regulatory Authority. Waterloo has delivered to Midland States true, correct and complete copies of (i) all material Tax Returns previously filed with respect to the last seven (7) fiscal years by Waterloo or any Waterloo Subsidiary and (ii) any Tax examination reports and statements of deficiencies assessed against or agreed to by any of Waterloo or any Waterloo Subsidiary for any such time period. Neither Waterloo nor any Waterloo Subsidiary currently is a party to any agreement waiving any statute of limitations in respect of Taxes or extending any time period within which any Tax may be assessed or any Tax Return may be filed. No claim has ever been made by an authority in a jurisdiction where Waterloo or any Waterloo Subsidiary does not file Tax Returns that Waterloo or any Waterloo Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Waterloo or any Waterloo Subsidiary.

(b)           Each of Waterloo and each Waterloo Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)           Neither Waterloo nor any Waterloo Subsidiary has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as set forth on Schedule 4.13, neither Waterloo nor any Waterloo Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither Waterloo nor any Waterloo Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Waterloo or any Waterloo Subsidiary) under Reg. §1.15026 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(d)           Neither Waterloo nor any Waterloo Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(e)           To its Knowledge neither Waterloo nor any Waterloo Subsidiary has taken any position on any of its income Tax Returns that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Tax Code. Neither Waterloo nor any Waterloo Subsidiary has been a party to any “reportable transaction” as defined in Code section 6707A(c)(1) and Treasury Regulations Section 1.6011 4(b).  Except with respect to the employment contract with Mr. Keith Francis, neither Waterloo nor any Waterloo Subsidiary is a party to any Contract or arrangement that has resulted or could result in a payment that would not be fully deductible as a result of Section 280G of the Tax Code (without regard to Section 280G(b)(4) of the Tax Code) or any similar provision of foreign, state, or local law.

Section 4.14         [Reserved]

Section 4.15         Employee Benefits.

(a)           Schedule 4.15 contains a complete and accurate list, with respect to Waterloo and any Person which is treated as a single employer with Waterloo (a “Waterloo ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements, and (v) all employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or nonemployee director of Waterloo (all of the foregoing described in clauses (i) through (v), collectively, the “Waterloo Benefit Plans”).

(b)           Except as set forth on Schedule 4.15(b), to Waterloo’s Knowledge, all Waterloo Benefit Plans, which are subject to ERISA and the Code, established or maintained by Waterloo or any Waterloo ERISA Affiliate or to which Waterloo or any Waterloo ERISA Affiliate contributes, are in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such Waterloo Benefit Plans. No Waterloo Benefit Plan is or has been subject to Title IV of ERISA or Section 412 of the Code. All contributions and premium payments due prior to the date of this Agreement have been made, and all contributions and premium payments due prior to Closing will be made, by Waterloo or a Waterloo ERISA Affiliate, as applicable, on a timely basis. No payment that is owed or may become due as a result of the Merger to any director, officer, employee, or agent of Waterloo or a Waterloo Subsidiary will be nondeductible to Waterloo, or following the Merger to Midland States, under Section 280G of the Code or subject to tax under Section 4999 of the Code; nor will Waterloo or a Waterloo Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(c)           Except as set forth in Schedule 4.15(c), to Waterloo’s Knowledge, any Waterloo Benefit Plan sponsored or maintained by Waterloo or any Waterloo Subsidiary since January 1, 2005 which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. Each such Waterloo Benefit Plan is in material compliance with all documentation requirements set forth in Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder. No additional Tax under Section 409A of the Code has been or is reasonably expected to be incurred by a participant in any such Waterloo Benefit Plan.

(d)           Except as set forth in Schedule 4.15(d), there are no outstanding awards under any type of phantom stock plan or similar economic award, and no current or former employee of Waterloo or any Waterloo Subsidiary is entitled to any such benefit.

Section 4.16         Compliance with Legal Requirements. Waterloo and each Waterloo Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.16 each of Waterloo and each Waterloo Subsidiary is, and at all times since January 1, 2006 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Schedule 4.16, to the Knowledge of Waterloo, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by Waterloo or any Waterloo Subsidiary of, or a failure on the part of Waterloo or any Waterloo Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Waterloo or any Waterloo Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. Except as set forth on Schedule 4.16, neither Waterloo nor any Waterloo Subsidiary has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding:  (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Waterloo or any Waterloo Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.17         Legal Proceedings; Orders.

(a)           Except as set forth on Schedule 4.17, since January 1, 2006, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Waterloo, Threatened against or affecting Waterloo or any Waterloo Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated and there is no fact to Waterloo’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of Waterloo, no officer, director, agent or employee of Waterloo or any Waterloo Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Waterloo or any Waterloo Subsidiary as currently conducted.

(b)           Except at set forth on Schedule 4.17, neither Waterloo nor any Waterloo Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has Waterloo or any Waterloo Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.18         Absence of Certain Changes and Events. Except as set forth on Schedule 4.18, since December 31, 2007, Waterloo and each Waterloo Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each such entity, since December 31, 2007, except as set forth on Schedule 4.18, there has not been any:

(a)           change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)           amendment to its articles of incorporation or charter (or similar organizational documents) or by-laws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)           payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the Ordinary Course of Business, bonuses paid consistent with 2007 year end bonuses or made in accordance with any then existing Waterloo Benefit Plan, and payment of regular directors’ fees or entry by it into any employment, consulting, noncompetition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)           adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Waterloo Benefit Plan;

(e)           damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $25,000;

(f)            entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)           except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by Waterloo or any Waterloo Subsidiary of more than $25,000 in the aggregate;

(h)           Waterloo Loan or commitment to make any Waterloo Loan other than in the Ordinary Course of Business;

(i)            commitment to make, renew, extend the term or increase the amount of any Waterloo Loan, to any Person if such Waterloo Loan or any other Waterloo Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Waterloo or any Waterloo Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.18(i) shall prohibit Waterloo or any Waterloo Subsidiary from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that nothing in this Section 4.18(i) shall prohibit Waterloo from conducting its loan pool participation business in the Ordinary Course of Business;

(j)            sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens:  (i) required to be granted in connection with the acceptance by Waterloo of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(k)           incurrence by it of any obligation or liability (fixed or contingent) other than advances from the Federal Home Loan Bank of Chicago or in the Ordinary Course of Business;

(l)            cancellation or waiver by it of any claims or rights with a value in excess of $25,000;

(m)          except for the Contemplated Transactions, any (i) merger or consolidation with or into any other Person, or (ii) acquisition of any stock, equity interest or business of any other Person except (1) in connection with foreclosures or the exercise of security interests in the Ordinary Course of Business or (2) in a fiduciary capacity for third parties not in an individual amount in excess of $25,000 or an aggregate amount of $50,000;

(n)           transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(o)           material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Waterloo to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(p)           filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;

(q)           discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(r)            entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $25,000 in aggregate value, except for sales of Waterloo “other real estate owned” and other repossessed properties or the acceptance of a deed, in lieu of foreclosure;

(s)           purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements; or

(t)            agreement, whether oral or written, by it to do any of the foregoing in this Section 4.18.

Section 4.19         Properties and Contracts. Except for Contracts evidencing Loans made by Waterloo or any Waterloo Subsidiary in the Ordinary Course of Business, Schedule 4.19 lists or describes the following with respect to Waterloo and each Waterloo Subsidiary:

(a)           all real property owned by Waterloo and each Waterloo Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which Waterloo and each Waterloo Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Waterloo or such Waterloo Subsidiary;

(b)           all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Waterloo or any Waterloo Subsidiary, exclusive of deposit agreements with customers of Waterloo entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)           each Contract that involves the performance of services or delivery of goods or materials by Waterloo or any Waterloo Subsidiary (i) of an amount or value in excess of $25,000 or (ii) that substantially restricts Waterloo’s actions or those of any Waterloo Subsidiary;

(d)           each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures of or receipts by Waterloo or any Waterloo Subsidiary in excess of $25,000;

(e)           each Contract not, referred to elsewhere in this Section 4.19 that:

(i)            relates to the future purchase of goods or services that materially exceeds the requirements of Waterloo’s or any Waterloo Subsidiary’s respective business at current levels or for normal operating purposes; or

(ii)           materially affects the business or financial condition of Waterloo or any Waterloo Subsidiary;

(f)            each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 or with terms of less than one year);

(g)           each licensing agreement or other Contract, registration or application with the United State Patent and Trademark Office, with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Waterloo or any Waterloo Subsidiary;

(h)           each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;

(i)            each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Waterloo or any Waterloo Subsidiary with any other Person;

(j)            each Contract containing covenants that in any way purport to substantially restrict the business activity of Waterloo or any Waterloo Subsidiary or any Affiliate of any of

the foregoing, or substantially limit the ability of Waterloo or any Waterloo Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)           each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)            in respect to any Waterloo Benefit Plan, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Waterloo or any Waterloo Subsidiary;

(m)          the name of each Person who is or would be entitled pursuant to any Contract or Waterloo Benefit Plan to receive any payment from Waterloo or any Waterloo Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n)           each contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Waterloo or any Waterloo Subsidiary to be responsible for consequential damages;

(o)           each Contract for capital expenditures in excess of $25,000;

(p)           each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Waterloo or any Waterloo Subsidiary other than in the Ordinary Course of Business; and

(q)           each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

True, correct and complete copies of each document, plan or Contract listed and described on Schedule 4.19 previously have been provided to Midland States.

Section 4.20         No Defaults. Except as set forth on Schedule 4.20, to the Knowledge of Waterloo, each Contract identified or required to be identified on Schedule 4.19 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and subject to general principles of equity. Waterloo and each Waterloo Subsidiary is, and at all times since January 1, 2008, has been, in compliance with all applicable terms and requirements of each Contract under which either Waterloo or any Waterloo Subsidiary has or had any material obligation or liability or by which Waterloo or any Waterloo Subsidiary or any of their respective material assets owned or used by them is or was bound. To the Knowledge of Waterloo, each other Person that has or had any obligation or liability under any such Contract under which Waterloo or any Waterloo Subsidiary has or had any rights is, and at all times since January 1, 2008, has been, in compliance with all applicable terms and requirements of such Contract. To the Knowledge of Waterloo, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Waterloo, any Waterloo Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Waterloo Loan, neither Waterloo nor any Waterloo Subsidiary has given to or received from any other Person, at any time since January 1, 2008, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to Waterloo or any Waterloo Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.21         Insurance.  Schedule 4.21 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by Waterloo or any Waterloo Subsidiary on the date of this Agreement. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full or provision for such payment has been made.

Section 4.22         Compliance with Environmental Laws.  Except as set forth on Schedule 4.22:  (a) there are no Proceedings or Orders against Waterloo or any Waterloo Subsidiary, or, to the Knowledge of Waterloo, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of Waterloo, there is no Threatened Proceeding or Order against Waterloo or any Waterloo Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of Waterloo, there is no factual basis for the assertion or commencement of a Proceeding or Order against Waterloo or any Waterloo Subsidiary, or any predecessor thereof, with respect to the violation of, or liability under, Environmental Laws; and (d) to the Knowledge of Waterloo, there are no pending or Threatened Proceedings or orders against or involving the assets of Waterloo or any Waterloo Subsidiary. For purposes of this Section 4.22:  (x) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Waterloo or any Waterloo Subsidiary, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials; (y) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air; and (z) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.23         Fiduciary Accounts.  Waterloo Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of Waterloo, none of Waterloo, Waterloo Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.

Section 4.24         Indemnification Claims. To the Knowledge of Waterloo, no action or failure to take action by any director, officer, employee or agent of Waterloo or any Waterloo Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by Waterloo or any Waterloo Subsidiary under any agreement with, or the corporate indemnification provisions of, Waterloo or any Waterloo Subsidiary, or under any Legal Requirements.

Section 4.25         Insider Interests. Except as set forth on Schedule 4.25 no officer or director of Waterloo or any Waterloo Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Waterloo or any Waterloo Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Waterloo or any Waterloo Subsidiary.

Section 4.26         Brokerage Commissions. Except as set forth on Schedule 4.26, none of Waterloo, any Waterloo Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. The calculation of the Adjusted Purchase Price pursuant to Section 3.1 shall be based only on the portion of any such payment due upon Closing (e.g., amounts previously payable with respect to such commissions upon execution of this Agreement shall be disregarded for purposes of Section 3.1).

Section 4.27         Change of Control and other Payments. Except as set forth on Schedule 4.27, there are no “change of control” payments or any other amounts due to any Person other than in their capacity as a holder of Waterloo Common Stock as a result of the execution of this Agreement by Waterloo and the closing of the Contemplated Transactions or any other consulting or employment agreements with any Person pursuant to which the termination of (i) such agreement or (ii) the employment or consulting relationship with such Person, would trigger any such payment.

Section 4.28         Disclosure. Neither any representation nor warranty of Waterloo in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MIDLAND STATES

Midland States hereby represents and warrants to Waterloo as follows:

Section 5.1            Midland States Organization. Midland States:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, including the stock of Midland States Bank, and to carry on its business as it is now being conducted.

Section 5.2            Midland States Subsidiary Organization.

(a)           Acquisition Co.:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, and (b) is a wholly owned subsidiary of Midland States and has full power and authority, corporate and otherwise, to carry on its business as it is now being conducted.

(b)           Midland States Bank is an Illinois chartered state bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Midland States Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3            Authorization; Enforceability.

(a)           Each of Midland States and Acquisition Co., has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Midland States and Acquisition Co., and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, if required, and this Agreement constitutes a legal, valid and binding obligation of each of Midland States and Acquisition Co. enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Midland States or any Midland States Subsidiary:  (i) prohibits or restricts Midland States’ or Acquisition Co.’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Waterloo to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Midland States and Acquisition Co. have each approved the execution of, and performance by each of Midland States and Acquisition Co. of their respective obligations under, this Agreement.

Section 5.4            No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) in a manner which would be reasonably expected to impair Midland States obligation or ability to close:  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of, Midland States or any Midland States Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Midland States or any Midland States Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDI Act, the BHCA and the Illinois Statutes. Except for the approvals set forth in Section 8.1 and the requisite approval, if required, of its shareholders, neither Midland States nor any Midland States Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5            Disclosure. Neither any representation nor warranty of Midland States in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6
WATERLOO’S COVENANTS

Section 6.1            Access and Investigation. Prior to the Closing Date, Midland States and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of Waterloo and each Waterloo Subsidiary in accordance with the provisions of this Section 6.1. Midland States and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Waterloo and each Waterloo Subsidiary and of their respective financial and legal conditions as Midland States shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Waterloo or any Waterloo Subsidiary. Upon request, Waterloo and each Waterloo Subsidiary will furnish Midland States or its Representatives attorneys’ responses to auditors’ requests for information regarding Waterloo or such Waterloo Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Midland States (provided that, with respect to attorneys, such disclosure would not result in the waiver by Waterloo or any Waterloo Subsidiary of any claim of attorney-client privilege), and will permit Midland States and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Waterloo or such Waterloo Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Midland States or its Representatives. No investigation by Midland States or any of its. Representatives shall affect the representations and warranties made by Waterloo. Waterloo shall also cooperate with Midland States with respect to Midland States obtaining additional evidence of Waterloo’s good title to the real properties it owns beyond that reflected in Waterloo’s books and records, including title insurance; provided however that any such additional evidence, including title insurance, shall be at the expense of Midland States. This Section 6.1 shall not require the disclosure of any information the disclosure of which to Midland States would be prohibited by any Legal Requirement.

Section 6.2            Operation of Waterloo. Except with the prior written consent of Midland States, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, Waterloo will:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           confer with Midland States concerning issues or events which, in the reasonable judgment of Waterloo would be reasonably likely to have a Material Adverse Effect on Waterloo or Waterloo Bank at such time as Waterloo’s management determines that such issues or events are reasonably likely to arise or occur, or events which could reasonably lead to such issues or events occurring prior to the Closing do in fact occur;

(d)           enter into loan and deposit transactions practices and its formal loan policy and, from the date of this Agreement to the Closing Date, not enter into any new credit or new lending relationship in excess of either (i) $100,000; or (ii) conforming Fannie Mae loans pertaining to 1-4 family residential properties, provided that, if Waterloo has made a written request to Midland States for permission to make an otherwise prohibited loan and has provided Midland States with all information necessary for Midland States to make an informed decision with respect to such request, and Midland States has failed to respond to such request within five (5) Business Days after Midland States’ receipt of such request, Midland States’ consent shall be deemed to have been given with respect to an action taken under with respect to such a prohibited loan;

(e)           not acquire loan pool participations;

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)           not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect (i) the buying and selling by Waterloo of Federal Funds or the reinvestment of dividends paid on any securities owned by Waterloo as of the date of this Agreement, and (ii) the Corporate Securities listed on Schedule 4.6(i) (including the distribution of such securities for the benefit of the Waterloo stockholders); provided further, that such restriction shall not prohibit Waterloo or any Waterloo Subsidiary from buying or selling securities with a maturity of one (1) year or less in the Ordinary Course of Business;

(h)           amend any Waterloo Benefit Plans to comply with Section 409A of the Code and any Internal Revenue Service guidance or U.S. Treasury Department regulations issued thereunder; provided that, any such amendment shall not have a materially adverse effect on the “grandfathered” status of any such plan.

(i)            not purchase securities in connection with any agreements with the Federal Home Loan Bank of Chicago;

(j)            file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(k)           maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.

Section 6.3            Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Schedule 4.17 between the date of this Agreement and the Closing Date, Waterloo will not, and will cause each Waterloo Subsidiary not to, without the prior written consent of Midland States, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.18 is likely to occur. For purposes of this Section 6.3, Midland States’ consent shall be deemed to have been given if Waterloo has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided Midland States with information sufficient for Midland States to make an informed decision with respect to such request, and Midland States has failed to respond to such request within five (5) Business Days after Midland States’ receipt of such request.

Section 6.4            Subsequent Waterloo Financial Statements. As soon as available after the date of this Agreement, Waterloo will furnish Midland States with copies of (a) the monthly unaudited balance sheets, statements of income of Waterloo Bank, prepared for the internal use of Waterloo Bank, (b) balance sheet for Waterloo Bank as of December 31, 2008 (if applicable) and the related statement of income of Waterloo Bank as of and for the year ended December 3l, 2008 and as of and for any other period after the date hereof but prior to the Effective Date, (c) the monthly unaudited balance sheet and statement of income for Waterloo, prepared for the internal use of Waterloo, (d) balance sheet for Waterloo as of December 31, 2008 (if applicable) and the related statement of income as of and for the year ended December 31, 2008 and for any other period, after the date hereof but prior to the Effective Date, (e) Waterloo Bank’s Call Reports for each quarterly period completed after September 30, 2008 and (f) all other financial reports or statements submitted after the date hereof by Waterloo or Waterloo to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent Waterloo Financial Statements”). The Subsequent Waterloo Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. To the extent Waterloo prepares or receives subsequent quarterly unaudited, or annual audited, consolidated and consolidating balance sheets, consolidated and consolidating statements of income, consolidated and consolidating statements of cash flows and consolidated and consolidating statements of shareholders’ equity of Waterloo and/or Waterloo Bank, Waterloo shall make the same immediately available to Midland States.

Section 6.5            Advice of Changes. Between the date of this Agreement and the Closing Date, Waterloo will promptly notify Midland States in writing if Waterloo or any Waterloo Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Waterloo’s representations and warranties as of the date of this Agreement, or if Waterloo or any Waterloo Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would. (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in, the Waterloo Schedules if such Waterloo Schedules were dated the date of the occurrence or discovery of any such fact or condition, Waterloo will promptly deliver to Midland States a supplement to the Waterloo Schedules specifying such change.  During the same period, Waterloo will promptly notify Midland States of the occurrence of any breach of any covenant of Waterloo in this ARTICLE 6 or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 9 impossible or unlikely; and will permit Midland States to review its Loans and discuss with Waterloo possible additions to the Loan Loss Reserve of Waterloo Bank in connection with such Loans; provided, however, that any such additions to the Loan Loss Reserve made at the request of Midland States other than additions that are in accordance with the past practices of Waterloo shall not be deemed to effect the Waterloo Adjusted Stockholders’ Equity, as defined in Section 6.15.

Section 6.6            Other Offers.

(a)           Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, Waterloo will not, and will cause each Waterloo Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Midland States) relating to any Acquisition Transaction or a potential Acquisition Transaction involving Waterloo or any Waterloo Subsidiary. Notwithstanding the foregoing, Waterloo may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by Waterloo, any Waterloo Subsidiary or any of their respective Representatives or Affiliates (an “Unsolicited Waterloo Proposal”), but only to the extent that the board of directors of Waterloo determines, in good faith, that the exercise of its fiduciary duties to Waterloo’s shareholders under applicable law, as advised by its counsel, requires it to take such action; provided, however, that Waterloo may not, in any event, provide to such third party any information which it has not provided to Midland States. Waterloo shall promptly notify Midland States orally, confirmed in writing within two (2) Business Days thereafter, in the event it receives any such inquiry or proposal, and such written notice shall contain (i) a copy of the Unsolicited Waterloo Proposal, if such proposal was received in writing or any written statements which were provided in connection with an oral proposal, (ii) a written summary of the terms, sufficiently detailed to outline the material terms of the Unsolicited Waterloo Proposal if such proposal was received orally, and such summary shall be promptly followed by delivery of all written materials subsequently received in connection therewith, (iii) such other information as Midland States shall reasonably need to evaluate the merits of such proposal, or the Person(s) making the proposal, that is reasonably available to Waterloo and (iv) the same information contained in subparagraphs (i) through (iii) for any subsequent Unsolicited Waterloo Proposal or any amendment or modification thereof.

(b)           Waterloo may enter into a definitive agreement with respect to an Unsolicited Waterloo Proposal that is submitted to Waterloo after the date of this Agreement and prior to the Closing Date, if and so long as (i) neither Waterloo nor any Waterloo Subsidiary has violated any of the provisions of this Agreement, (ii) Waterloo provides Midland States with written notice indicating that Waterloo, acting in good faith, believes that the Unsolicited Waterloo Proposal is reasonably likely to constitute a Superior Waterloo Proposal, which notice shall be delivered to Midland States at least three (3) Business Days prior to the date of the meeting of the board of directors of Waterloo considering whether the Unsolicited Waterloo Proposal is a Superior Waterloo Proposal, (iii) during the three (3) Business Day period after Waterloo provides Midland States with the written notice described in clause (ii) above, Waterloo shall and shall cause its financial and legal advisors to negotiate in good faith with Midland States (to the extent Midland States wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Unsolicited Waterloo Proposal would not constitute a Superior Waterloo Proposal and, therefore, Waterloo would be required to proceed with the transactions contemplated hereby on such adjusted terms, (iv) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the board of directors of Waterloo makes the determination necessary for such Unsolicited Waterloo Proposal to constitute a Superior Waterloo Proposal, (v) notwithstanding the negotiations and adjustments pursuant to clause (iii) above, the requisite number of the members of the board of directors of Waterloo determines, in good faith after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Unsolicited Waterloo Proposal would constitute a breach of its fiduciary duties to Waterloo’s shareholders under applicable Legal Requirements, (vi) Waterloo does not approve or recommend or enter into a definitive agreement with respect to such Unsolicited Waterloo Proposal at any time before the date that is the third (3rd) Business Day after Midland States receives a written notice to the effect that the board of directors of Waterloo has made the determinations described in clauses (iv) and (v) above, (vii) within five (5) Business Days after Waterloo provides Midland States with the written notice described in clause (vi) above, Midland States does not make a written offer to adjust the terms and conditions of this Agreement and a majority of the board of directors of Waterloo determines in good faith, after consultation with its financial advisor and its outside legal counsel, that such written offer is not as favorable to Waterloo’s shareholders from a financial point of view as the Unsolicited Waterloo Proposal then determined to be a Superior Waterloo Proposal and (viii) not later than the execution and delivery of a definitive agreement with respect to, any such Superior Waterloo Proposal, Waterloo (1) terminates this Agreement pursuant to Section 11.1 and (2) makes the payments required to be made pursuant to Section 11.4 and Section 11.5.

Section 6.7            Shareholders’ Meeting.  Waterloo shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date. Waterloo shall mail to its shareholders, at least twenty (20) calendar days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement.  Subject to its fiduciary duties, Waterloo and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of Waterloo. For the avoidance of doubt, the parties acknowledge that the failure of Waterloo to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.7 shall be deemed to have a Material Adverse Effect on Waterloo on a consolidated basis and on Midland States’ and its shareholders’ rights under this Agreement.

Section 6.8            Information Provided to Midland States. Waterloo agrees that the information concerning Waterloo or any Waterloo Subsidiary that is included in the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Proxy Statement, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Waterloo’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Waterloo shall have no responsibility for the truth or accuracy of any information with respect to Midland States or any Midland States Subsidiary or any of their Affiliates provided by Midland States in writing and contained in the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.9            Accounting and Other Adjustments. Waterloo agrees that it shall, and shall cause each Waterloo Subsidiary, to:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Midland States, on a consolidated basis after the Effective Time, in any case as Midland States shall reasonably request, provided, however, that neither Waterloo nor any Waterloo Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Midland States shall confirm in writing that it has satisfied all of the conditions listed in ARTICLE 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by Waterloo, and that, to the Knowledge of Midland States, there are no facts or circumstances which would prevent Midland States from consummating the Contemplated Transactions.

Section 6.10         Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of Midland States, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Waterloo shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Waterloo Common Stock or any other capital stock of Waterloo, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock. No additional shares of Waterloo Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

Section 6.11         Dividends. Waterloo agrees that, between the date of this Agreement and the Effective Time, it shall not declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of Waterloo Common Stock.

Section 6.12         Consents; and Third Party Approvals. As soon as practicable after the date of this Agreement, Waterloo shall use its commercially reasonable efforts to obtain the approvals listed on Schedule 4.4.

Section 6.13         Bonus and Directors’ Fee Payments. Waterloo agrees that, between the date of this Agreement and the Effective Time, it shall not declare, pay or make any bonuses to its employees and extraordinary fees to its directors; provided that, this Section 6.13 shall not prohibit the payment of bonuses consistent with bonus practices and amounts in 2007.

Section 6.14         Voting Agreements. Concurrently with the execution of this Agreement, each member of the Waterloo board of directors and each executive officer of Waterloo shall deliver to Midland States voting agreements in the form attached hereto as Exhibit A whereby such persons agree, in their capacity as individual record holders of Waterloo Common Stock, to vote their individually held shares in all manners consistent with this agreement and the Contemplated Transactions and, in their capacity as individual record holders of Waterloo Common Stock, will not persuade, lobby or suggest any other holder of Waterloo Common Stock to vote their shares against this Agreement and the Contemplated Transactions.

Section 6.15         Minimum Equity Requirement. The Waterloo Adjusted Stockholders’ Equity, calculated as of the close of business on the third (3rd) Business Day prior to the Closing Date, shall not be less than $7,873,000 (such amount representing the Waterloo Adjusted Stockholders’ Equity as of September 30, 2008 of $8,683,000 minus $810,000). Any negative difference in Waterloo Adjusted Stockholder Equity below $7,873,000 shall be referred to as the “Negative Equity Amount”; provided, however, that no negative change in the Waterloo Adjusted Stockholders’ Equity resulting from (i) payments made or to be made to Mr. Keith Francis pursuant to his employment agreement, or (ii) a sale or distribution of corporate bonds listed on Schedule 4.6(i), shall be deemed to be part of the Negative Equity Amount. In the event of a Negative Equity Amount, the Purchase Price shall be adjusted by the product of (1) the Negative Equity Amount multiplied by (2) 0.613 (the “Tax Factor”); provided, however, that any Losses treated on the books of Waterloo on an after tax adjusted basis shall not be multiplied by the Tax Factor.

“Waterloo Adjusted Stockholders’ Equity” means the consolidated shareholders’ equity of Waterloo, calculated in accordance with regulatory accounting standards and consistent with past accounting practices, and reflecting the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by Waterloo or Waterloo Bank in connection with this Agreement and the Contemplated Transactions, including Waterloo Transactional Expenses, but adjusted to exclude any adjustments made in accordance with Statement of Financial Accounting Standard No. 115 related to the fair market value of investment securities available for sale.

Section 6.16         Environmental Reports.  Waterloo shall cause to be delivered to Midland States prior to or at the Closing Phase I environmental reports in a form acceptable to Midland States with respect to any real estate serving as collateral for any Loan of Waterloo Bank or owned by Waterloo or Waterloo Bank reasonably requested by Midland States; provided, however, such reports shall be at the expense of Midland States.

ARTICLE 7
MIDLAND STATES’ COVENANTS

Section 7.1            Access and Investigation.  Solely for the purpose of verifying the representations and warranties made by Midland States in this Agreement, prior to the Closing Date, Waterloo and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have full and continuing access to the facilities, operations, records and properties of Midland States and each Midland States Subsidiary in accordance with the provisions of this Section 7.1; provided, however, that such access or investigation shall not interfere materially with the normal operations of Midland States or any Midland States Subsidiary.  No investigation by Waterloo or any of its Representatives shall affect the representations and warranties made by Midland States. This Section 7.1 shall not require the disclosure of any information the disclosure of which to Waterloo would be prohibited by any Legal Requirement.

Section 7.2            Information Provided to Waterloo. Midland States agrees that none of the information concerning Midland States or any Midland States Subsidiary that is provided or to be provided in writing by Midland States to Waterloo for inclusion or that is included in the Proxy Statement and any other documents to be filed with any Regulatory Authority with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Midland States’ shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Midland States shall have no responsibility for the truth or accuracy of any information with respect to Waterloo or any Waterloo Subsidiary or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.3            Indemnification; Insurance. Except as may be limited by applicable Legal Requirements, Midland States shall honor any of Waterloo’s and Waterloo Bank’s obligations in respect of indemnification and advancement of expenses currently provided by Waterloo in its articles of incorporation or by-laws, or the charter or by-laws of Waterloo, in favor of the current and former directors and officers of Waterloo and Waterloo, respectively, for not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. Midland States shall maintain in effect for a period of three (3) years from the date hereof, a policy of directors and officers insurance applicable to acts and omissions of Waterloo and Waterloo Bank prior to the date hereof.

ARTICLE 8
COVENANTS OF ALL PARTIES

Section 8.1            Regulatory Approvals. Midland States and Waterloo shall use their commercially reasonable best efforts to make or cause to be made, within ten (10) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the Illinois Banking Act; (c) the FDIC pursuant to the FDI Act; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal, Requirement, for authority to consummate the Contemplated Transactions. The parties shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, each party and its counsel shall be provided with the opportunity to comment thereon, and agrees promptly to advise the other and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings, and to provide copies of any such written communication.

Section 8.2            Customer and Employee Relationships. Waterloo agrees that the officers, managers and employees of Midland States may, as of the date of this Agreement:

(a)           participate in meetings or discussions with officers and employees of Waterloo in connection with employment opportunities with Midland States after the Effective Time and may enter into a written employment agreement with Mr. Keith Francis for employment with Midland States or Midland States Bank after the Effective Time; and

(b)           contact Persons having dealings with Waterloo for the purpose of informing such Persons of the services to be offered by Midland States after the Effective Time.

Section 8.3            Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other and provide each party opportunity to comment and review before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions. The parties to this Agreement further agree not to make any public statement which is in material contravention of any such press releases or public statements or the provisions of this Agreement unless required by law.

Section 8.4            Best Efforts; Cooperation. Each of Midland States and Waterloo agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated

Transactions as promptly as possible. Neither Midland States nor Waterloo will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Midland States and Waterloo will, and will cause each of Midland States and each Waterloo Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.5            Tax Treatment and Filings. In accordance with and for purposes of United States federal income Tax law, the parties to this Agreement intend the Merger to be treated as a taxable sale of the stock of Waterloo to Midland States.

Section 8.6            Employee Benefits. Prior to the Closing, Waterloo shall, or shall cause Waterloo Bank to, terminate all of the Waterloo Benefit Plans and provide to Midland States written evidence of such terminations. Midland States shall offer to employees of Waterloo and any Waterloo Subsidiary, respectively, benefits which are substantially similar in the aggregate to the types of benefits presently offered to employees of Midland States and its Subsidiaries, as applicable; provided, however, that other than with respect to amounts required under the employment agreement of Mr. Keith Francis, Midland States only be required to pay severance to Waterloo or Waterloo Subsidiary employees to be terminated in connection with the consolidation of the operations of Waterloo and Waterloo Bank with Midland States and Midland States Bank in a manner determined to be reasonable by Midland States, even if such amounts are not equal to the amounts which would have been payable under Midland States’ severance policy. All continuing employees of Waterloo or any Waterloo Subsidiary shall receive full service credit (other than for benefit accrual purposes) for all years of employment with such entity. Each of Midland States and Waterloo agrees to cooperate and use its commercially reasonable best efforts to facilitate termination of the Waterloo 401(k) plan identified on Schedule 4.15.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF MIDLAND STATES

The obligations of Midland States to consummate the Contemplated Transactions and to take the other actions required to be taken by Midland States at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Midland States, in whole or in part):

Section 9.1            Accuracy of Representations and Warranties. All of the representations and warranties of Waterloo set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 9.2            Waterloo’s Performance. Waterloo shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Waterloo shall have performed and complied in all respects with such covenants and obligations.

Section 9.3            Documents Satisfactory. All proceedings, corporate or other, to be taken by Waterloo in connection with the Contemplated Transactions, and all documents incident thereto and to be delivered by Waterloo pursuant to Section 2.8 hereof, shall be reasonably satisfactory in form and substance to counsel for Midland States .

Section 9.4            Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of Waterloo.

Section 9.5            No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Waterloo or any Waterloo Subsidiary any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Waterloo on a consolidated basis or on Midland States’ rights under this Agreement.

Section 9.6            Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on Waterloo on a consolidated basis.

Section 9.7            Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Midland States, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Waterloo on a consolidated basis or on Midland States’ rights under this Agreement.

Section 9.8            No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9            Dissenting Shares. The holders of Waterloo Common Stock who have exercised their rights to dissent from the Merger, and have not withdrawn the same, shall represent and hold, of record not more than 5% of the total issued and outstanding shares of Waterloo.

Section 9.10         Change of Control Payments by Waterloo.  All payments included on Schedule 4.27 shall have been paid by Waterloo to the individuals set forth on Schedule 4.27 prior to the Closing Date.

Section 9.11         Loan Payoff. Any obligations of Waterloo other than Transactional Expenses (which Transactional Expenses shall include attorney fees) or Loans the proceeds of which were used to pay Transactional Expenses shall be indefeasibly paid in full and all obligations, liabilities and security interests granted in connection therewith shall be automatically terminated and released upon such indefeasible payment in full or shall be a further adjustment to the Purchase Price if not so paid in full by Waterloo prior to the Closing.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WATERLOO

The obligations of Waterloo to consummate the Contemplated Transactions and to take the other actions required to be taken by Waterloo at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Waterloo, in whole or in part):

Section 10.1         Accuracy of Representations and Warranties. All of the representations and warranties of Midland States set forth in this Agreement shall be materially true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date.

Section 10.2         Midland States’ Performance. Midland States shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Midland States shall have performed and complied in all respects with such covenants and obligations.

Section 10.3         Documents Satisfactory. All proceedings, corporate or other, to be taken by Midland States in connection with the Contemplated Transactions, and all documents incident thereto, and all documents incident thereto and to be delivered by Midland States pursuant to Section 2.7 hereof, shall be reasonably satisfactory in form and substance to counsel for Waterloo.

Section 10.4         Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of Waterloo.

Section 10.5         No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Midland States or any Midland States Subsidiary any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Midland States, on a consolidated basis, or on Waterloo’s rights under this Agreement.

Section 10.6         Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Waterloo, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Midland States, on a consolidated basis, or on Waterloo’s rights under this Agreement.

Section 10.7         No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

ARTICLE 11
TERMINATION

Section 11.1         Termination of Agreement. This Agreement may be terminated only as set forth below:

(a)           by mutual consent of the boards of directors of Midland States and Waterloo, each evidenced by appropriate written resolutions;

(b)           by Midland States if:  (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Midland States to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Midland States or Waterloo if the Closing were to occur (for purposes hereof the failure of the condition set forth in Section 9.11 shall be deemed to have a Material Adverse Effect); and (iii) Midland States has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by Waterloo;

(c)           by Waterloo if: (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Waterloo to comply with its obligations under this Agreement); (ii) the failure to satisfy such condition would reasonably be expected to have a Material Adverse Effect upon Midland States, on a consolidated basis, if the Closing were to occur; and (iii) Waterloo has not waived such condition on or before the Closing Date, provided, however, that the condition set forth in clause (ii) of this paragraph need not be satisfied to terminate this Agreement if the failure to satisfy any condition was the result of any intentional or grossly negligent:  (A) action, (B) failure to act or (C) misrepresentation, of or by Midland States;

(d)           by Midland States by giving written notice of such termination to Waterloo if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Midland States or Waterloo (except for breaches of Section 6.6 or

Section 6.7, which are separately addressed in Section 11.1(g)), on the part of Waterloo which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from Midland States, unless such breach or failure is a result of the failure by Midland States to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of Waterloo herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Midland States or Waterloo, and that, in the reasonable opinion of Midland States’ board of directors, by its nature cannot be cured on or prior to the Termination Date (as defined below); or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(e)           by Waterloo by giving written notice of such termination to Midland States if:  (i) there has been (A) a breach of any covenant herein that could reasonably be expected to have a Material Adverse Effect on Midland States, on a consolidated basis, on the part of Midland States which has not been cured or adequate assurance of cure given, in either case within thirty (30) Business Days following notice of such breach from Waterloo, unless such breach or failure is a result of the failure by Waterloo to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (B) a breach of a representation or warranty of Midland States herein that (individually or, together with other such breaches, in the aggregate) could reasonably be expected to have a Material Adverse Effect on Midland States, on a consolidated basis, and that, in the reasonable opinion of Waterloo’s board of directors, by its nature cannot be cured on or prior to the Termination Date; or (ii) there shall have occurred or been proposed after the date of this Agreement, any change in any Legal Requirement, or after the date of this Agreement there shall have been any Order by any Regulatory Authority that could reasonably be expected to prevent or delay consummation of the Merger beyond the Termination Date;

(f)            by Midland States or Waterloo, by giving written notice of such termination to the other party, if: (i) the Federal Reserve, the Division or any Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal; or (iii) the Effective Time shall not have occurred at or before 11:59 p.m. on May 1, 2008 (the “Termination Date”); provided, however (and without limiting the applicability, if any, of the provisions of Section 11.2 below, with respect to the occurrence of any event described in clauses (i) or (ii) above), that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of the event described in clause (iii) above;

(g)           by Midland States, by giving written notice of such termination to Waterloo, and subject to the amounts set forth in Section 11.4 and Section 11.5 if:  (i) Waterloo breaches any of its obligations under Section 6.6; (ii) Waterloo breaches any of its obligations under Section 6.7 or (iii) Waterloo’s shareholders fail to approve this Agreement and the Merger at the meeting of shareholders called for such purpose pursuant to Section 6.7;

(h)           by Waterloo upon Midland States’ actual receipt of the amounts set forth in Section 11.4 and Section 11.5(a), by giving written notice of such termination to Midland States if Waterloo receives an Unsolicited Waterloo Proposal that is determined in good faith by the Waterloo Board of Directors, is on terms that are more favorable to the shareholders of Waterloo than the Merger (a “Superior Waterloo Proposal”), provided, however, that Waterloo shall not be permitted to terminate this Agreement pursuant to this Section 11.1(h) unless Waterloo shall have complied with all of the provisions of Section 6.6.

Section 11.2         Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1, this Agreement shall become null and void, Midland States shall bear all Midland States Transactional Expenses, Waterloo shall bear all Waterloo Transactional Expenses, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective Representatives or shareholders, except for the obligations of Midland States and Waterloo concerning confidentiality referred to in Section 6.1 and except as provided under Section 11.3, Section 11.4 and Section 11.5.

Section 11.3         Payments to Waterloo. Subject to the further provisions of this Section 11.3, if Waterloo terminates this Agreement pursuant to Section 11.1(e)(i)(A) or Section 11.1(e)(i)(B) (and such representation was breached as of the date of this Agreement), then in any such case, Midland States shall pay to Waterloo, upon its written demand, the Waterloo Transactional Expenses in an amount not to exceed $100,000. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as Waterloo shall designate, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of Waterloo and the Waterloo Subsidiary against Midland States, any Midland States Subsidiary and their respective Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Waterloo from asserting or enforcing any such claim against any Person other than Midland States, the Midland States Subsidiaries and their respective Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.4         Payments to Midland States. Subject to the further provisions of this Section 11.4, if Midland States terminates this Agreement pursuant to Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) (and such representation was breached as of the date of this Agreement), or, Section 11.1(g), or by Waterloo pursuant to Section 11(h), upon its written demand, Midland States shall be entitled to receive the Midland States Transactional Expenses in an amount not to exceed $100,000. The payment of the sums described in this Section shall be made by wire transfer of immediately available funds to such account as Midland States shall designate, and subject to the additional amounts which may be due pursuant to Section 11.5, such sums shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of

Midland States and the Midland States Subsidiaries against Waterloo and its Representatives and shareholders for any claims arising from or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar Midland States from asserting or enforcing any such claim against any Person other than Waterloo and its Representatives and shareholders and the foregoing is made expressly subject to the provisions of Section 11.5(b).

Section 11.5         Special Termination Fees. (a) If this Agreement is terminated: (1) pursuant to Section 11.1(g)(i), Section 11.1(g)(ii) or Section 11(h); or (2) if this Agreement is terminated pursuant Section 11.1(d)(i)(A), Section 11.1(d)(i)(B) or Section 11.1(g) and within twelve (12) months after such termination Waterloo shall enter into a definitive written agreement or one or more written agreements or transactions with any Person or Affiliated Persons (other than Midland States and its Affiliates) with respect to an acquisition of an aggregate of fifty percent (50%) or more of the outstanding shares of Waterloo Common Stock or all or substantially all of the assets of Waterloo or Waterloo; then in either such case Waterloo shall pay to Midland States, within ten (10) Business Days after the execution of such termination in the case of (1), or the date definitive agreement in the case of (2), the amount of $400,000 by wire transfer of immediately available funds to such account as Midland States shall designate.

(b)           Subject to any other payments required by Section 11.3 or Section 11.4 all payments made pursuant to this Section shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective Representatives and shareholders.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2         Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.3         Waiver. Except as provided in ARTICLE 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4         Confidentiality. Between the date of this Agreement and the Closing Date, each of Midland States and Waterloo will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless:  (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5         Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied:

If to Midland States, to:

Midland States Bancorp, Inc.

133 W Jefferson St.

Effingham, IL  62401

Telephone:  (217) 342-7366

Facsimile:   (217) 342-9462

Attention:    Leon Holschbach

with copies to:

Quarles & Brady LLP

500 West Madison Street, Suite 3700

Chicago, IL  60661

Telephone:  (312) 715-5079

Facsimile:   (312) 715-5000

Attention:    Douglas J. Tucker

If to Waterloo, to:

Waterloo Bancshares, Inc.

101 South Main Street

Waterloo, IL  62298

Telephone:  (618) 939-8666

Facsimile:   (618) 939-4440

Attention:    Mr. Todd Quernheim, Chairman of the Board

with copies to:

Polsinelli Shalton Flanigan Suelthaus PC

100 S. Fourth Street, Suite 1100

St Louis, MO  63102

Telephone:  (314) 231-1950

Facsimile:   (314) 231-1776

Attention:    Joseph T. Porter, Jr., Esq

or to such other Person or place as Waterloo shall furnish to Midland States or Midland States shall furnish to Waterloo in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 12.5, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day. For any notice delivered to Midland States pursuant to Section 6.2(d), Waterloo shall not be required to provide a copy of such notice to any Person other than Midland States.

Section 12.6         Entire Agreement.  This Agreement, the Schedules, any documents executed by the parties pursuant to this Agreement and referred to herein, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7         Modification. This Agreement may not be amended except by a written agreement signed by each of Waterloo and Midland States. Without limiting the foregoing, Waterloo and Midland States may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of Midland States and Waterloo shall affect the rights of Midland States’ or Waterloo’s shareholders, respectively, in any manner which is materially adverse to such Persons.

Section 12.8         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9         Further Assurances. The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10       Survival. Except for the Confidentiality Agreement and covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11       Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

*          *          *          *          *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

MIDLAND STATES BANCORP, INC.

By:	/s/ Leon J. Holschbach
Name:	Leon J. Holschbach
Title:	Executive Vice President

MIDLAND STATES ACQUISITION, INC.

By:	/s/ Leon J. Holschbach
Name:	Leon J. Holschbach
Title:	President

WATERLOO BANCSHARES, INC.

By:	/s/ Todd Quernheim
Name:	Todd Quernheim
Title:	Chairman

(Signature Page to Execution Copy of Merger Agreement)